UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to § 240.14a-12

NORTHWEST PIPE COMPANY

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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November 15, 2010

Dear Fellow Shareholder:

You are cordially invited to attend the 2010 Annual Meeting of Shareholders to be held on Wednesday, December 22, 2010, at 9:00 a.m. (local time) at the Heathman Hotel in downtown Portland, Oregon. This year you will be asked to vote on two matters: the election of four directors to the Board of Directors and the ratification of the appointment of the Company’s independent registered public accounting firm for the year ended December 31, 2010.

YOUR VOTE IS IMPORTANT. We encourage you to read the Proxy Statement and vote your shares as soon as possible. Shareholders may vote via the Internet, by telephone or by completing and returning a proxy card. Specific voting instructions are set forth in the Proxy Statement and proxy card.

Thank you for your support and continued interest in Northwest Pipe Company.

Sincerely,

/s/ Richard A. Roman

Richard A. Roman

President and Chief Executive Officer

5721 SE Columbia Way, Suite 200

Vancouver, Washington 98661

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of Northwest Pipe Company:

The 2010 Annual Meeting of Shareholders (the “Annual Meeting”) of Northwest Pipe Company will be held on Wednesday, December 22, 2010 at the Heathman Hotel, 1001 SW Broadway, Portland, OR 97205, at 9:00 a.m., local time. The purposes of the Annual Meeting will be:

1.	To elect four directors, two to serve for a three-year term, one to serve for a two-year term and one to serve for a one-year term;

2.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2010; and

3.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

The Board of Directors has fixed the close of business on November 12, 2010 as the record date for determining the shareholders entitled to notice of and to vote at the meeting or any adjournments thereof. Only shareholders of record at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting or any adjournments or postponements thereof.

It is important that your shares be represented and voted at the meeting. Please complete, sign and return your proxy card, or use the Internet or telephone voting systems.

We are enclosing a copy of the 2009 Annual Report to Shareholders with this Notice and Proxy Statement.

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON WEDNESDAY, DECEMBER 22, 2010: This proxy statement and the Company’s 2009 Annual Report to Shareholders are also available at www.nwpipe.com/proxy.

By Order of the Board of Directors,

/s/ Richard A. Roman

Richard A. Roman

President and Chief Executive Officer

Vancouver, Washington

November 15, 2010

PROXY STATEMENT FOR THE

2010 ANNUAL MEETING OF SHAREHOLDERS OF

NORTHWEST PIPE COMPANY

NORTHWEST PIPE COMPANY

5721 SE Columbia Way, Suite 200

Vancouver, Washington 98661

(360) 397-6250

PROXY STATEMENT FOR

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON DECEMBER 22, 2010

INTRODUCTION

General

This Proxy Statement and the accompanying 2009 Annual Report to Shareholders are being furnished to the shareholders of Northwest Pipe Company, an Oregon corporation (the “Company”), as part of the solicitation of proxies by the Company’s Board of Directors (the “Board of Directors”) for use at the Company’s annual meeting of shareholders (the “Annual Meeting”) to be held on Wednesday, December 22, 2010 at the Heathman Hotel, 1001 SW Broadway, Portland, OR 97205, at 9:00 a.m., local time. At the Annual Meeting, shareholders will be asked to: (i) elect four members to the Board of Directors, two to serve for a three-year term, one to serve for a two-year term and one to serve for a one-year term; (ii) ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2010; and (iii) transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof. This Proxy Statement, together with the enclosed proxy card and the 2009 Annual Report to Shareholders, are first being mailed to shareholders of the Company on or about November 22, 2010.

Solicitation, Voting and Revocability of Proxies

The Board of Directors has fixed the close of business on November 12, 2010 as the record date for the determination of the shareholders entitled to notice of and to vote at the Annual Meeting. Accordingly, only holders of record of shares of Common Stock at the close of business on such date will be entitled to vote at the Annual Meeting, with each such share entitling its owner to one vote on all matters properly presented at the Annual Meeting. On the record date, there were 9,291,541 shares of Common Stock then outstanding. The presence in person or by proxy of a majority of the total number of outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting.

If the enclosed form of proxy is properly executed and returned in time to be voted at the Annual Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. Executed but unmarked proxies will be voted FOR the nominees for election to the Board of Directors and FOR the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2010. The Board of Directors does not know of any matters other than those described in the Notice of Annual Meeting that are to come before the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons named in the proxy will vote the shares represented by such proxy upon such matters as determined by a majority of the Board of Directors.

Shareholders who execute proxies retain the right to revoke them at any time prior to the exercise of the powers conferred thereby by filing a written notice of revocation with, or by delivering a duly executed proxy bearing a later date to, Corporate Secretary, Northwest Pipe Company, 5721 SE Columbia Way, Suite 200, Vancouver, Washington, 98661, or by attending the Annual Meeting and voting in person. All valid, unrevoked proxies will be voted at the Annual Meeting.

CORPORATE GOVERNANCE

Our Board of Directors and management have committed themselves to establishing a strong corporate governance environment, and to adopting best practices as they most meet the needs and goals of the Company. To that end, we have enhanced the former Nominating Committee to now be the Nominating and Governance Committee and we adopted Corporate Governance Principles, which cover such topics as qualifications and independence of Board members, the selection, orientation, and continuing education of Board members, as well as other topics designed to promote effective governance by the Board of Directors. In addition, the Board of Directors has adopted a Code of Business Conduct and Ethics, which applies to all employees, officers and directors of the Company. Copies of our Corporate Governance Principles and Code of Business Conduct and Ethics are available on the Company’s website at www.nwpipe.com under the heading “Corporate Governance”, or by writing to Northwest Pipe Company, attn. Corporate Secretary, 5721 SE Columbia Way, Suite 200, Vancouver, WA 98661.

Director Independence

The Board of Directors has determined that Michael C. Franson, Wayne B. Kingsley, Keith R. Larson and James E. Declusin are independent. The Board has established director independence guidelines as part of the Corporate Governance Principles to assist in determining director independence in accordance with the standards of the Nasdaq Stock Market. The director independence guidelines provide that none of the following will be an “independent director”:

(A) a director who is, or at any time during the past three years was, employed by Northwest Pipe;

(B) a director who accepted or who has a family member who accepted any compensation from Northwest Pipe in excess of $120,000 during any period of twelve consecutive months within the three years preceding the determination of independence, other than the following:

(i) compensation for board or board committee service;

(ii) compensation paid to a family member who is an employee (other than an executive officer) of Northwest Pipe; or

(iii) benefits under a tax-qualified retirement plan, or non-discretionary compensation,

provided, however, that in addition to the requirements contained in this paragraph (B), Audit Committee members are also subject to additional, more stringent requirements under NASDAQ Rule 4350(d).

(C) a director who is a family member of an individual who is, or at any time during the past three years was, employed by Northwest Pipe as an executive officer;

(D) a director who is, or has a family member who is, a partner in, or a controlling shareholder or an executive officer of, any organization to which Northwest Pipe made, or from which Northwest Pipe received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more, other than the following:

(i) payments arising solely from investments in Northwest Pipe’s securities; or

(ii) payments under non-discretionary charitable contribution matching programs.

(E) a director of Northwest Pipe who is, or has a family member who is, employed as an executive officer of another entity where at any time during the past three years any of the executive officers of Northwest Pipe serve on the compensation committee of such other entity; or

(F) a director who is, or has a family member who is, a current partner of Northwest Pipe’s outside auditor, or was a partner or employee of Northwest Pipe’s outside auditor who worked on Northwest Pipe’s audit at any time during any of the past three years.

Board Leadership Structure and Risk Oversight

The Company’s Corporate Governance Principles provide that the independent members of the Board of Directors will select a lead director from among the independent directors if the positions of Chairman of the Board and Chief Executive Officer are held by the same person or if the Chairman of the Board is not an independent director. The responsibilities of the lead director include the following: coordinate the activities of the independent directors; make recommendations to the CEO in setting Board meeting agendas on matters concerning the independent directors; prepare the agenda for executive sessions of the independent directors, chair those sessions and be primarily responsible for communications between the independent directors and the CEO. William R. Tagmyer, the Chairman of our Board of Directors, is not “independent” within the meaning of the applicable rules of the Nasdaq Stock Market. Accordingly, at the time the Company’s Corporate Governance Principles were adopted, the Board selected one of the independent directors, Richard A. Roman, to serve as lead director. Mr. Roman resigned his position as lead director when he was appointed as the Company’s Chief Executive Officer in March 2010. The remaining independent directors are in the process of identifying and appointing a new lead director.

The Board of Directors oversees management’s Company-wide risk management activities. Management’s risk management activities include assessing and taking actions necessary to manage risks incurred in connection with the long-term strategic direction of the Company and the operation of our business. The Board of Directors uses its committees to assist in its risk oversight function. The Compensation Committee is responsible for oversight of risk associated with our compensation plans. The Nominating and Governance Committee is responsible for oversight of board processes and corporate governance-related risk. The Audit Committee is responsible for oversight of our financial reporting process, financial internal controls and compliance activities, the qualification, independence and performance of our independent auditors, and compliance with applicable legal and regulatory compliance requirements. The Board of Directors maintains overall responsibility for oversight of the work of its various committees by having regular reports from the chairman of each Committee with respect to the work performed by his respective Committee. In addition, discussions about the Company’s strategic plan, financial results, capital structure, merger and acquisition related activity and other business discussed with the Board includes discussion of the risks associated with the matters under consideration.

Board of Directors Meetings

The Board of Directors met four times during 2009. Each director attended more than 75 percent of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board on which he served. Members of the Board of Directors are also encouraged to attend the Company’s annual meeting of shareholders each year. All of the members of the Board of Directors in office at that time attended the Company’s 2009 Annual Meeting of Shareholders.

Board of Directors Committees

The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. Each of the Committees consists of independent directors and each of the Committees has adopted a written charter which is available on the Company’s website at www.nwpipe.com under the heading “Corporate Governance”, or by writing to Northwest Pipe Company, attn. Corporate Secretary, 5721 SE Columbia Way, Suite 200, Vancouver, WA 98661.

The table below lists the current membership of each Committee.

	Audit Committee		Compensation Committee		Nominating and Governance Committee
Name:
James E. Declusin			X
Michael C. Franson	X		X		X	*
Wayne B. Kingsley	X	*			X
Keith R. Larson	X		X	*

*	Committee Chairman

Audit Committee. The Audit Committee of the Board of Directors is responsible for the oversight and monitoring of: the integrity of the Company’s financial reporting process, financial internal control systems, accounting and legal compliance and the integrity of our financial reporting; the qualifications, independence and performance of our independent auditors; our compliance with applicable legal and regulatory requirements; and the maintenance of an open and private, if necessary, communication among the independent auditors, management, legal counsel and the Board. The Audit Committee met thirty times in 2009. Each member of the Audit Committee is “independent” as defined by applicable U.S. Securities and Exchange Commission (“SEC”) and Nasdaq Stock Market rules. The Board of Directors has determined that Mr. Franson qualifies as an “audit committee financial expert” as defined by the rules of the SEC.

Audit Committee Report. Management is responsible for preparing the Company’s financial statements. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s financial statements in accordance with generally accepted auditing standards and issuing a report thereon, and for performing an independent audit of the effectiveness of the Company’s internal controls over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes. The Audit Committee serves a board-level oversight role in which it provides advice, counsel and direction to management and the independent accountants on the basis of the information it receives, discussions with the independent accountants and the experience of the Audit Committee’s members in business, financial and accounting matters.

In this context, the Audit Committee has reviewed and discussed the audited financial statements with management and the independent accountants. The Audit Committee also has discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61 (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Company’s independent accountants also provided to the Audit Committee the written disclosures and letter required by Independence Standards Board Standard No. 1 (“Independence Discussions with Audit Committees”), as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and the Audit Committee discussed with the independent accountants that firm’s independence.

Based on the above discussions and review with management and the independent accountants, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the U.S. Securities and Exchange Commission.

Respectfully submitted by the Audit Committee of the Board of Directors.

AUDIT COMMITTEE

Wayne B. Kingsley

Keith R. Larson

Michael C. Franson

Compensation Committee. The Compensation Committee of the Board of Directors is responsible for the oversight and determination of executive compensation by: reviewing, recommending and approving salaries and other compensation of the Company’s executive officers; administering the Company’s equity incentive and compensation plans, including reviewing, recommending and approving stock option and other equity incentive and compensation awards to executive officers; and reviewing, recommending and taking action upon any other compensation practices or policies of the Company as the Board may request or the Committee may determine to be appropriate. The Committee has sole authority to retain and terminate a compensation consultant to assist in the evaluation of executive compensation. The Compensation Committee met three times in 2009.

Nominating and Governance Committee; Nominations by Shareholders. The Nominating and Governance Committee of the Board of Directors recommends to the Board of Directors corporate governance principles for the Company, identifies qualified candidates for membership on the Board of Directors, and proposes nominees for election as directors. Each of the members of the Nominating and Governance Committee is “independent” as defined by applicable Nasdaq Stock Market rules. The Nominating and Governance Committee met one time in 2009.

In identifying qualified candidates for the Board of Directors, the Nominating and Governance Committee will consider recommendations by shareholders. Shareholder recommendations as to candidates for election to the Board of Directors may be submitted to Corporate Secretary, Northwest Pipe Company, 5721 SE Columbia Way, Suite 200, Vancouver, Washington, 98661. The Nominating and Governance Committee will evaluate potential nominees, including candidates recommended by shareholders, by reviewing qualifications, considering references, and reviewing and considering such other information as the members of the Nominating and Governance Committee deem relevant. The Company’s Corporate Governance Principles specify that the criteria used by the Nominating and Governance Committee in the selection, review and evaluation of possible candidates for vacancies on the Board should include factors relating to whether the candidate would meet the definition of “independent” as well as skills, occupation and experience in the context of the needs of the Board. All candidates for election to the Board of Directors must be individuals of character, integrity and honesty. The Company does not have a formal policy with respect to the consideration of diversity in identifying director candidates, however the Board does consider diversity in reviewing director nominee candidates. The Nominating and Governance Committee has not employed any third parties to help identify or screen prospective directors in the past, but may do so at the discretion of the Nominating and Governance Committee.

The Company’s Bylaws permit shareholders to make nominations for the election of directors, if such nominations are made pursuant to timely notice in writing to the Company’s Secretary. To be timely, notice must be delivered to, or mailed to and received at, the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the date of the meeting, provided that at least 60 days notice or prior public disclosure of the date of the meeting is given or made to shareholders. If less than 60 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be received by the Company not later than the close of business on the tenth day following the date on which such notice of the date of the meeting was mailed or such public disclosure was made. A shareholder’s notice of nomination must also set forth certain information specified in the Company’s Bylaws concerning each person the shareholder proposes to nominate for election and the nominating shareholder.

Communications with Directors

Shareholders and other parties interested in communicating directly with the members of the Board of Directors may do so by writing to: Board of Directors, Northwest Pipe Company, 5721 SE Columbia Way, Suite 200, Vancouver, Washington, 98661.

ELECTION OF DIRECTORS

At the Annual Meeting, four directors will be elected, two for a three-year term, one for a two-year term and one for a one-year term. Unless otherwise specified on the proxy, it is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy for the election of the nominees named below. The Board of Directors believes that the nominees will stand for election and will serve if elected as directors. However, if any of the persons nominated by the Board of Directors fails to stand for election or is unable to accept election, the proxies will be voted for the election of such other person as the Board of Directors may recommend.

The Company’s Articles of Incorporation and Bylaws provide that the Board of Directors shall be composed of not less than six and not more than nine directors. The Board of Directors has fixed the number of directors at six. The Company’s directors are divided into three classes. The term of office of only one class of directors expires each year, and their successors are generally elected for terms of three years, and until their successors are elected and qualified. There is no cumulative voting for election of directors.

Information as to Nominees and Continuing Directors

The following table sets forth the names of and certain information about the Board of Directors’ nominees for election as a director and those directors who will continue to serve after the Annual Meeting.

	Age	Director Since	Expiration of Current Term	Expiration of Term For Which Nominated
Nominees:
Wayne B. Kingsley	68	1987	2010	2011
Keith R. Larson	52	2007	2010	2012
James E. Declusin	67	2010	2010	2013
Michael C. Franson	55	2007	2010	2013
Continuing Directors:
William R. Tagmyer	72	1986	2011	—
Richard A. Roman	59	2003	2012	—

Nominees for Director

Wayne B. Kingsley has been a director of the Company since 1987. Mr. Kingsley is Chairman of the Board of Directors of American Waterways, Inc., a privately held passenger vessel excursion company. From 1985 to 2002, Mr. Kingsley served as Chairman of the Board of Directors of InterVen Partners, Inc., a venture capital management company, and served as General Partner of the venture capital funds managed by InterVen Partners, Inc. Mr. Kingsley also serves on the Board of Directors of one not-for-profit entity. Currently, he is the Chairman of the Audit Committee, a member of the Executive Committee of the Board of Directors and a member of our Nominating and Governance Committee. Mr. Kingsley brings to the Board 23 years of experience as a member of the Board of Directors and investor in the Company, as well as his background as a manager and investor of venture capital funds and more recent experience as chairman of a privately held passenger vessel excursion company.

Keith R. Larson has been a director of the Company since May 2007. Mr. Larson is a Vice President of Intel Corporation and Managing Director of Intel Capital, Intel Corporation’s venture investment group. Mr. Larson was appointed Vice President in 2006 and has served as a Managing Director of Intel Capital since 2004, managing a team of investment professionals focused on identifying, making, and managing strategic investments. For approximately three months in 2004, Mr. Larson managed the Western Europe and Israel investment team of Intel Capital. From 1999 to 2003, Mr. Larson was a Sector Director managing teams of investment professionals investing in communications, networking, and data storage sectors. Mr. Larson also serves on the Board of Directors of two not-for-profit entities and one state government council. Currently, he is the Chairman of our Compensation Committee and a member of the Audit Committee. Mr. Larson brings to the Board his experience as a senior executive in corporate development in a large multinational public company.

James E. Declusin has been a director of the Company since August 2010. Mr. Declusin served as President and CEO of Evraz Inc. NA until February 2010 and as President and CEO of Oregon Steel Mills, Inc. from August 2003 until Oregon Steel Mills was acquired by Evraz Group SA in January 2007. He has served as a director of Oregon Steel Mills and Evraz Inc. NA since 2000. Mr. Declusin spent sixteen years with California Steel Industries, most recently serving as Senior Executive Vice President and Chief Operating Officer, retiring on October 31, 2000. Prior to that time, he spent seventeen years in various management positions in the commercial area of Kaiser Steel Corporation. Currently, he is a member of the Compensation Committee. Mr. Declusin brings to the Board over 40 years of experience in the steel industry, including, most recently, as president and chief executive officer of a large publicly-held steel manufacturing company.

Michael C. Franson has been a director of the Company since January 2007. Mr. Franson is a founder and is President of St. Charles Capital LLC, an investment banking firm formed in 2005. St. Charles Capital provides expertise in mergers and acquisitions, raising private capital and financial advisory services for middle-market companies across the United States. Prior to founding St. Charles Capital, Mr. Franson was a Managing Director at The Wallach Company, which was subsequently sold to KeyCorp, the parent of KeyBanc Capital Markets. Prior to joining The Wallach Company, Mr. Franson was a partner at Boettcher and Company, a regional investment-banking firm located in Denver. Mr. Franson began his career as an equity analyst at Pacific Mutual Insurance Company, located in Newport Beach, California. Mr. Franson had previously served as a member of our Board of Directors from 2001 until 2005. Currently, he is the Chairman of the Nominating and Governance Committee and a member of our Compensation Committee and our Audit Committee. Mr. Franson brings to the Board his background and expertise in investment banking, including substantial experience in financial analysis and financial advisory services, merger and acquisition transactions and a wide variety of capital raising and financing transactions.

Continuing Directors

William R. Tagmyer has been the Chairman of the Board of Directors since 1986. From 1986 to January 1998, Mr. Tagmyer also served as our President and from 1986 to January 2001 as CEO. He is a member of our Executive Committee of the Board of Directors. He worked for L. B. Foster Company, another steel pipe manufacturer, from 1975 to 1986. Prior to 1975, Mr. Tagmyer was employed by U.S. Steel Corporation and FMC Corporation in the areas of sales, marketing, product management and contract administration. Mr. Tagmyer brings to the Board over fifty years of experience in steel and steel-related industries and twenty-five years of experience in leadership positions with the Company.

Richard A. Roman has been a director of the Company since 2003. Mr. Roman has served as our CEO since March 29, 2010, and as President since October 5, 2010. In connection with his appointment as CEO, Mr. Roman resigned his positions as Lead Director and as a member of the Board’s Audit and Compensation Committees, and was elected to the Executive Committee of the Board of Directors. He was a member of our Audit and Compensation Committees since 2003 and 2005, respectively, and the Board’s Lead Director since November 2008. Previously, Mr. Roman was also the President of Columbia Ventures Corporation, a private investment company which historically has focused principally on the international metals and telecommunications industries. Prior to joining Columbia Ventures Corporation in 1992, Mr. Roman was a partner at Coopers & Lybrand, an independent public accounting firm. Mr. Roman brings to the Company his knowledge and experience as a partner at a large national independent public accounting firm as well as his more recent management experience as an executive officer of a private investment company.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION OF ITS NOMINEES FOR DIRECTOR. PROXIES SOLICITED BY THE BOARD WILL BE VOTED “FOR” THE ELECTION OF THE BOARD’S NOMINEES UNLESS A VOTE WITHHOLDING AUTHORITY IS SPECIFICALLY INDICATED. If a quorum is present, the Company’s bylaws provide that directors are elected by a plurality of the votes cast by the shares entitled to vote. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the Annual Meeting, but are not counted and have no effect on the determination of whether a plurality exists with respect to a given nominee.

EXECUTIVE OFFICERS

Information with respect to the Company’s current executive officers is set forth below. Officers of the Company are elected by the Board of Directors and hold office until their successors are elected and qualified.

Name	Age	Current Position(s) with Company
Richard A. Roman	59	Director, Chief Executive Officer and President
Stephanie J. Welty	54	Senior Vice President, Chief Financial Officer and Corporate Secretary
Greg Carrier	56	Vice President, Purchasing
Winsor J.E. Jenkins	62	Vice President, Human Resources
Robert L. Mahoney	48	Senior Vice President; President, Tubular Products Group
Gary A. Stokes	58	Senior Vice President; President, Water Transmission Group
Gary R. Stone	54	Vice President, Quality Assurance

Information concerning the principal occupation of Mr. Roman is set forth under “Election of Directors.”

Stephanie J. Welty has served as our Senior Vice President, Chief Financial Officer and Corporate Secretary since November 2007. Previously, she was Chief Financial Officer at TriQuint Semiconductor, Inc., from 2005 to 2007. From 1994 to 2005 Ms. Welty served first as Accounting Manager, then Director of IT and Vice President of Finance at TriQuint.

Greg Carrier has served as our Vice President, Purchasing since June 2007. He had served as our Corporate Director of Materials since 2001. Prior to 2001, Mr. Carrier served in a succession of positions in purchasing and materials management since joining the Company in 1996.

Winsor J.E. Jenkins has served as our Vice President, Human Resources since June 2007. He had served as Corporate Director, Human Resources since March 1998 when he joined the Company.

Robert L. Mahoney has served as our Senior Vice President, responsible for the Tubular Products Group, since June 2007. He had served as Vice President, Chief Strategic Officer since May 2005, as Vice President, Corporate Development since July 1998, and as Director of Business Planning and Development since 1996. Mr. Mahoney has been with the Company since 1992.

Gary A. Stokes has served as our Senior Vice President, responsible for the Water Transmission Group, since January 2008. He had served as Senior Vice President, Sales and Marketing since July 2001, and as Vice President, Sales and Marketing since 1993. Mr. Stokes has been with the Company since 1987.

Gary R. Stone has served as our Vice President, Quality Assurance since June 2007. He had served as Corporate Director, Quality Assurance since 2001. Mr. Stone has been with the Company since 1991.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Objectives. The Board of Directors and executive management at Northwest Pipe Company believe that the performance and contribution of our executive officers are critical to our overall success. To attract, retain, and motivate the executives to accomplish our business strategy, the Compensation Committee establishes executive compensation policies and oversees executive compensation practices at Northwest Pipe Company.

The Compensation Committee believes that the most effective executive compensation program is one that is designed to reward the achievement of our specific annual and long-term goals, and which aligns executives’ interests with those of the shareholders by rewarding performance that exceeds established goals, with the ultimate objective of improving shareholder value.

The Compensation Committee also evaluates compensation programs to ensure that we maintain our ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives. The Compensation Committee believes our executive compensation packages should include both cash and share-based compensation that reward performance as measured against established goals.

In 2008, the Compensation Committee engaged an independent compensation consultant, Mercer, to conduct a review of our executive compensation program, and to advise the Compensation Committee on the design of a long-term equity incentive program. The Compensation Committee did not use a compensation consultant in 2009.

Process for Setting Executive Compensation. The Compensation Committee annually reviews and approves compensation levels and pay mix for our executives.

•

The Compensation Committee does not utilize specific benchmark levels. Rather, the Compensation Committee considers broad, market based survey data, such as salary.com and WorldatWork.org, when assessing the competitiveness of compensation levels and pay mix for the CEO, CFO and other executives.

•

The Compensation Committee evaluated and considered our annual performance within the context of our long-term strategic plan, identifying areas in which expectations were exceeded, achieved or fell below stated goals. The structure of all incentive compensation plans is reviewed periodically to assure their linkage to the current objectives, strategies and performance goals.

•	The Compensation Committee evaluated and considered a variety of growth, profitability, return and shareholder value measures relative to historical performance, and relative to internal budgets.

•

There is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. Rather, the Compensation Committee exercises business judgment in determining the appropriate level and mix of executive compensation in order to acknowledge the value of time spent on our business through cash and align director and shareholder interests through equity.

•

The Compensation Committee used subjective individual performance as a factor in making its decisions. The Compensation Committee and the CEO annually review the performance of each named executive officer (other than the CEO whose performance is reviewed by the Compensation Committee). Based on these reviews, the Compensation Committee makes compensation decisions, including salary adjustments and annual bonus awards, for the named executive officers.

•	The Compensation Committee reviewed the total compensation of each named executive officer.

Elements of Compensation. For the year ended December 31, 2009, the principal components of compensation for executive officers were:

•	base salary;

•	performance-based incentive compensation;

•	long-term equity incentive awards (restricted stock units and performance awards);

•	retirement benefits; and

•	perquisites and other personal benefits.

Base Salary. We provide executive officers and other employees with a base salary to compensate them for services rendered during the fiscal year. Base salaries are determined for each executive based on his or her position and responsibility, using market data. In addition, we consider the individual performance of the executive, and conduct internal reviews of the executive’s compensation to ensure equity among executive officers. Salary levels are typically reviewed annually as part of our performance review process as well as upon a promotion or other change in job responsibility. Merit based increases to salaries are based on the Compensation Committee’s assessment of the individual executive’s performance. Due to existing economic conditions, no pay increases were given to the named executive officers in 2009. In 2009, we furloughed employees, including executive officers, as part of our cost reduction activities. This furlough had the effect of reducing base salaries in 2009 as compared to 2008.

Performance-Based Incentive Compensation. We provide executive officers and other employees with incentive compensation to incentivize and reward them for high performance and achievement of corporate goals. The bonus program gives the Compensation Committee the latitude to award cash incentive compensation to executive officers and others as a reward for our growth and profitability, and places a significant percentage of each executive officer’s compensation at risk. Awards are based on our achievement of certain financial performance measures for the year, including sales and net income measures. For 2009, there was no performance-based incentive compensation for the executive officers as a result of our failure to achieve applicable performance targets.

Awards are generally based on our achievement of the following performance measures and are given a certain weighting to determine a bonus amount.

Performance Measures	Weight
Current Year Earnings compared to Prior Year Earnings	50%
Current Year Net Sales compared to Prior Year Net Sales	30%
Current Year Earnings compared to the Business Plan	20%

The Compensation Committee has established target awards for the satisfaction of these performance measures. The final amount of these awards is subject to adjustment at the discretion of the Compensation Committee. Even if the performance measures are met, the Compensation Committee retains the right to adjust the actual bonus amounts of each individual. These adjustments are based on individual performance, as well as external factors affecting us or the occurrence of unusual or infrequent events. The following table expresses these awards as a percentage of base salary.

Performance Measures and Levels	Tier 1(1)	Tier 2(2)	Tier 3(3)
Earnings Growth over Prior Year
Maximum (150% of Target)	80%	75%	70%
Target	25%	20%	15%
Threshold (80% of Target)	0%	0%	0%

Sales Growth over Prior Year
Maximum (150% of Target)	39%	36%	33%
Target	15%	12%	9%
Threshold (80% of Target)	0%	0%	0%

Current Year Earnings over Business Plan
Maximum (150% of Target)	30%	28%	26%
Target	10%	8%	6%
Threshold (70% of Target)	0%	0%	0%

(1)	Includes our CEO and President (As of December 31, 2009)

(2)	Includes our Senior Vice Presidents

(3)	Includes our Vice Presidents

Award levels established by consideration of the 2008 actual results ($ in millions):

	2009 “Threshold” Performance Level ($)	2009 “Target” Performance Level ($)	2009 “Maximum” Performance Level ($)
Net income	$26	$32	$48
Water transmission operating profit(1)(2)	34	43	64
Tubular products operating profit(1)(2)	29	36	55
Revenue	352	440	660
Water transmission revenue(1)(2)	218	272	408
Tubular products revenue(1)(2)	134	168	252

Award levels established by consideration of the 2009 business plan ($ in millions):

	2009 “Threshold” Performance Level ($)	2009 “Target” Performance Level ($)	2009 “Maximum” Performance Level ($)
Net income	$29	$42	$63
Water transmission operating profit(1)(2)	50	72	107
Tubular products operating profit(1)(2)	17	24	36

(1)	Levels used to determine performance targets for our Group Executives.

(2)	Does not include corporate selling, general and administrative expenses.

Long-Term Equity Incentive Awards. Beginning in 2008, we began providing long-term equity incentive awards to executive officers and certain designated key employees. The long-term equity incentive awards are designed to ensure that our executive officers and key employees have a continuing stake in our long-term success. In addition, the awards emphasize pay-for-performance. Terms and conditions of the awards are determined on an annual basis by the Compensation Committee. The amount of the initial equity award was determined based on a percentage of the recipient’s salary, and ranged from twelve and one-half percent to eighty percent, depending on the grade level of the employee. Under the grant, twenty percent of the award was in the form of restricted stock units (“RSUs”), and eighty percent of the award was in the form of performance share awards (“PSAs”). RSUs are service based and entitle the holder to one share of Common Stock at the end of the vesting period (generally the vesting occurs annually over a three-year period), subject to continued employment. RSUs are designed to attract and retain executive officers and others by providing them with the benefits associated with the increase in the value of the Common Stock during the vesting period, while incentivizing them to remain with us long-term. PSAs are performance- and service-based, and entitle the holder to receive one share of Common Stock, generally based on the achievement of a three-year earnings per share result compared to a pre-established target. The number of PSAs and, therefore, the number of shares awarded at the end of a performance period can range from zero to 225% of the target award. Vesting of the awarded PSAs generally occurs following the end of the performance period, subject to continued employment. PSAs serve several purposes. They have value to the holder only if threshold earnings per share goals are achieved during their performance measurement period (generally three-year) and they serve as a retention tool because awards made for the attainment of the targeted earnings per share goals vest equally over two years following the performance measurement period. Additionally, the holders benefit further if they are successful in increasing the value of our Common Stock.

Concurrent with the implementation of the long-term equity incentive awards, we adopted a requirement that over the next five years executive officers must accumulate, and hold thereafter, one times their then-current annual salary in Common Stock.

Retirement Benefits. In order to provide competitive total compensation, we offer our executive officers and certain designated key employees a nonqualified retirement savings plan (the “Deferred Compensation Plan”), which provides executive officers and others with the opportunity to defer salary and bonus compensation for a period of years or until termination of employment. Executive officers who defer salary or bonus under the Deferred Compensation Plan are credited with market-based returns. We may make a discretionary matching contribution based on deferrals made by each participant. In addition, we will make a contribution based on a target benefit projected for each participant. The target benefit projected is 1% of base salary in the year before attaining normal retirement age per year of employment (up to 35 years) with us. For 2009, deferred compensation match accounted for approximately 5% and 7% of the total compensation for the President and the other executive officers, respectively.

We also offer a qualified 401(k) defined contribution plan. The ability of executive officers to participate fully in this plan is limited under IRS and ERISA requirements. The 401(k) plan encourages employees to save for retirement by investing on a regular basis through payroll deductions.

Perquisites and Other Personal Benefits. We provide executive officers with perquisites and other personal benefits that we and the Compensation Committee believe are reasonable and consistent with our overall compensation program to better enable us to attract, retain and motivate employees for key positions. We are selective in our use of perquisites, utilizing perquisites that are commonly provided, the value of which is generally modest. The Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to executive officers. The primary perquisites are car allowances, club membership dues, life insurance premiums and infrequent payments of spousal travel.

Executive Compensation and Risk. Although a substantial portion of the compensation paid to our executive officers is performance-based, we believe our executive compensation programs do not encourage excessive and unnecessary risk-taking by our executive officers because these programs are designed to encourage our executive officers to remain focused on both the short-term and long-term operational and financial goals of the Company. We achieve this balance through a combination of elements in our overall compensation plans, including: elements that reward different aspects of short-term and long-term performance;

incentive compensation that rewards performance on a variety of different measures; awards that are paid based on results averaged out over several years; and awards paid in cash and awards paid in shares of the Company’s stock, to encourage alignment with the interests of shareholders.

Summary of Cash and Certain Other Compensation

The following table reflects compensation earned by our CEO, our CFO, and each of the three of our other most highly compensated executive officers, for the years ended December 31, 2009, 2008 and 2007 (the “named executive officers”).

Name and Principal Position	Year	Salary(1)	Bonus(2)	Stock Awards(3)	Option Awards(4)	Non-Equity Incentive Plan Compensation	All Other Compensation		Total ($)
Brian W. Dunham(5)	2009	$559,000	$—	$96,805	$—	$—	$74,420	(7)	$730,225
Director, Chief Executive Officer and President	2008	570,000	720,069	525,183	—	242,028	75,728	(7)	2,133,008
	2007	545,000	560,000	—	—	53,948	71,606	(7)	1,230,554

Gary A. Stokes	2009	282,500	—	36,669	—	—	61,806	(8)	380,975
Senior Vice President	2008	288,000	150,080	199,009	—	89,410	66,693	(8)	793,192
	2007	262,500	232,000	—	—	19,653	58,854	(8)	573,007

Robert L. Mahoney	2009	243,250	—	31,582	—	—	44,722	(9)	319,554
Senior Vice President	2008	248,000	324,261	171,377	—	75,536	47,324	(9)	866,498
	2007	231,000	192,000	—	—	15,342	45,122	(9)	483,464

Stephanie J. Welty(6)	2009	240,250	—	31,188	—	—	25,810	(10)	297,248
Senior Vice President, Chief Financial Officer and Corporate Secretary	2008	245,000	283,534	104,314	—	12,250	16,059	(10)	661,157
	2007	40,000	50,000	—	—	—	2,815	(10)	92,815

Winsor J.E. Jenkins	2009	164,000	—	12,415	—	—	53,283	(11)	229,698
Vice President	2008	167,200	185,723	67,435	—	27,964	51,571	(11)	499,893
	2007	160,000	60,000	—	—	5,245	13,200	(11)	238,445

(1)	Includes amounts earned in each of the respective years, even if deferred.

(2)	Annual bonus represents amount earned for the year. Actual payments may be made over subsequent years.

(3)	The amounts included in this column represent the aggregate grant date fair value of restricted stock units and performance share awards granted during the years reported in accordance with FASB ASC Topic 718. The amounts previously reported for 2008 and 2007 have been restated to reflect the aggregate grant date fair value of the grants in accordance with current SEC rules. The amounts reported for the performance share awards assume that the awards are paid out at the probable outcome, which is consistent with the amounts we have recorded in our financial statements. Assuming that the 2009 performance stock awards are paid out at the maximum level, the grant date fair value of the awards for each named executive would be as follows: Mr. Dunham- $967,983; Mr. Stokes- $366,759; Mr. Mahoney- $315,820; Ms. Welty- $312,020; Mr. Jenkins- $124,216. The assumptions used to calculate the grant date fair value for the stock awards are in Note 12 to the Consolidated Financial Statements included in Part II – Item 8, “Financial Statements and Supplementary Data” of our 2009 Report on Form 10-K. These amounts do not correspond to the actual value that will be recognized by the named executives.

(4)	There were no stock option awards to named executive officers in 2009, 2008 or 2007.

(5)	Mr. Dunham resigned from his position as the CEO effective as of March 29, 2010, and resigned as our President and as a member of our Board of Directors effective as of October 5, 2010.

(6)	Ms. Welty joined us as CFO in November 2007.

(7)	Amount includes $42,701, $43,706 and $41,608 in 2009, 2008 and 2007, respectively, contributed by us to Mr. Dunham’s nonqualified retirement savings plan, and amounts paid by us for contributions to Mr. Dunham’s qualified 401(k) defined contribution benefit plan, life insurance premiums, annual automobile allowance, club membership dues and spousal travel expenses.

(8)	Amount includes $32,811, $34,426 and $30,018 in 2009, 2008 and 2007, respectively, contributed by us to Mr. Stokes’ nonqualified retirement savings plan, and amounts paid by us for contributions to Mr. Stokes’ qualified 401(k) defined contribution plan, club membership dues, annual automobile allowance and spousal travel expenses.

(9)	Amount includes $19,545, $19,825 and $17,976 in 2009, 2008 and 2007, respectively, contributed by us to Mr. Mahoney’s nonqualified retirement savings plan, and amounts paid by us for contributions to Mr. Mahoney’s qualified 401(k) defined contribution plan, club membership dues, annual automobile allowance and spousal travel expenses.

(10)	Amount includes $2,945, $0 and $0 in 2009, 2008 and 2007, respectively, contributed by us to Ms. Welty’s nonqualified retirement savings plan, and amounts paid by us for contributions to Ms. Welty’s qualified 401(k) defined contribution plan and annual automobile allowance.

(11)	Amount includes $30,122, $30,331 and $0 in 2009, 2008 and 2007, respectively, contributed by us to Mr. Jenkins’s nonqualified retirement savings plan, and amounts paid by us for contributions to Mr. Jenkins’s qualified 401(k) defined contribution plan and annual automobile allowance.

Grants of Plan-Based Awards

The following table reflects grants of long-term equity incentive awards granted to each of the eligible named executive officers for the year ended December 31, 2009. The conditions that must be met before these awards are issued are discussed under “Long-Term Equity Incentive Awards” above.

Name	Grant Date		Estimated Future Payouts Under Equity Incentive Plan Awards			Grant Date Fair Value of Stock Awards(3)
			Threshold (#)	Target (#)	Maximum (#)
Brian W. Dunham	4/15/2009	(1)	—	3,197	3,197	$96,805
	4/15/2009	(2)	—	12,787	28,771	387,190

Gary A. Stokes	4/15/2009	(1)	—	1,211	1,211	36,669
	4/15/2009	(2)	—	4,845	10,901	146,707

Robert L. Mahoney	4/15/2009	(1)	—	1,043	1,043	31,582
	4/15/2009	(2)	—	4,172	9,387	126,328

Stephanie J. Welty(6)	4/15/2009	(1)	—	1,030	1,030	31,188
	4/15/2009	(2)	—	4,122	9,275	124,814

Winsor J.E. Jenkins	4/15/2009	(1)	—	410	410	12,415
	4/15/2009	(2)	—	1,641	3,692	49,689

(1)	Awards represent the RSUs granted under the long-term equity incentive plan. The methodology applied in determining these awards and how they are earned is discussed under “Long-Term Equity Incentive Awards” above.

(2)	Awards represent the PSAs granted under the long-term equity incentive plan. The methodology applied in determining these awards and how they are earned is discussed under “Long-Term Equity Incentive Awards” above.

(3)	The grant date fair value of the awards is based on the closing price of one share of Common Stock on April 15, 2009.

Outstanding Equity Awards at 2009 Fiscal Year End

The following table sets forth, for each of the named executive officers, the equity awards made to each such named executive officer that were outstanding at December 31, 2009.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)			Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
	Exercisable		Unexercisable
Brian W. Dunham	35,945	(1)	—	$13.563	05/02/2010	—		—
	38,571	(2)	—	14.000	05/15/2011	—		—
	12,798	(3)	—	17.900	05/23/2012	—		—
	—		—	—		1,267	(4)	$34,032
	—		—	—		3,197	(5)	85,871
	—		—	—		16,061	(6)	431,398
	—		—	—		12,787	(7)	343,459

Gary A. Stokes	13,405	(1)	—	13.563	05/02/2010	—		—
	13,791	(2)	—	14.000	05/15/2011	—		—
	4,373	(3)	—	17.900	05/23/2012	—		—
	—		—	—		480	(4)	12,893
	—		—	—		1,211	(5)	32,527
	—		—	—		6,086	(6)	163,470
	—		—	—		4,845	(7)	130,137

Robert L. Mahoney	8,582	(1)	—	13.563	05/02/2010	—		—
	9,286	(2)	—	14.000	05/15/2011	—		—
	2,986	(3)	—	17.900	5/23/2012	—		—
	—		—	—		413	(4)	11,093
	—		—	—		1,043	(5)	28,015
	—		—	—		5,240	(6)	140,746
	—		—	—		4,172	(7)	112,060

Stephanie J. Welty	—		—	—		408	(4)	10,959
	—		—	—		1,030	(5)	27,666
	—		—	—		4,907	(6)	131,802
	—		—	—		4,122	(7)	110,717

Winsor J.E. Jenkins	—		—	—		164	(4)	4,405
	—		—	—		410	(5)	11,013
	—		—	—		2,061	(6)	55,358
	—		—	—		1,641	(7)	44,077

(1)	These options were granted on May 2, 2000 and vested in sixty equal monthly installments beginning on June 2, 2000, and were fully vested on May 2, 2005.

(2)	These options were granted on May 15, 2001 and vested in sixty equal monthly installments beginning on June 15, 2001, and were fully vested on May 15, 2006.

(3)	These options were granted on May 23, 2002 and vested in sixty equal monthly installments beginning on June 23, 2002, and were fully vested on May 23, 2007.

(4)	These RSUs were granted on August 18, 2008 and vest as follows: 33% in February 2010; 45% in August 2010; and 22% in August 2011.

(5)	These RSUs were granted on April 15, 2009 and vest as follows: 34% in March 2010; 33% in March 2011; and 33% in March 2012.

(6)	These performance stock awards were granted on August 18, 2008 and vest as follows, dependent upon achievement of the performance conditions: 37% in February 2010; 42% in February 2011; and 21% in February 2012.

(7)	These performance stock awards were granted on April 15, 2009 and vest as follows, dependent upon achievement of the performance conditions: 100% in March 2012.

2009 Option Exercises and Stock Vesting

The following table sets forth, for each named executive officer, the number of shares acquired upon option exercises and vesting of stock awards during 2009 and the related value realized upon such exercises.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)(2)	Number of Shares Acquired on Vesting (#)(3)	Value Realized on Vesting ($)(4)
Brian W. Dunham	30,508	$553,720	6,067	$187,842
Gary A. Stokes	—	—	2,299	71,179
Robert L. Mahoney	7,281	132,150	1,980	61,305
Stephanie J. Welty	—	—	1,004	29,989
Winsor J.E. Jenkins	—	—	778	24,087

(1)	This column shows the number of shares underlying the options exercised in 2009 by the named executive officers. The actual number of shares received by these individuals from options exercised in 2009 (net of shares used to cover the exercise price, if so elected) was as follows: Mr. Dunham – 16,830; Ms. Welty – 0; Mr. Stokes – 0; Mr. Mahoney – 4,017; and Mr. Jenkins – 0.

(2)	The value realized is based on the difference between the market price at the time of exercise of the options and the applicable exercise price.

(3)	This column shows the number of shares acquired on vesting in 2009 by the named executive officers. The actual number of shares received by these individuals from shares vested in 2009 (net of shares used to cover the applicable income taxes, if so elected) was as follows: Mr. Dunham – 3,941; Mr. Stokes – 2,006; Mr. Mahoney – 1,320; Ms. Welty – 753; Mr. Jenkins – 584.

(4)	The value realized on vesting is based on the closing market price multiplied by the number of shares of stock vested on the applicable vesting date.

2009 Nonqualified Deferred Compensation

The following table sets forth, for each named executive officer under our Deferred Compensation Plan, the amounts of the contributions made by each executive, the contributions made by us, the earnings generated by the investments within the Plan, and the balance of each named executive officer’s account under the Deferred Compensation Plan at December 31, 2009.

Name	Executive Contributions in Last Fiscal Year(1)	Company Contributions in Last Fiscal Year(1)	Aggregate Earnings in Last Fiscal Year	Aggregate Balance at Last Fiscal Year-End
Brian W. Dunham	$10,417	$42,701	$98,652	$530,002
Gary A. Stokes	16,948	32,811	92,508	496,979
Robert L. Mahoney	105,072	19,545	113,940	586,451
Stephanie J. Welty	5,889	2,945	347	9,181
Winsor J.E. Jenkins	—	30,122	15,483	96,955

(1)	These contributions are also reported in the All Other Compensation Column of the Summary Compensation Table.

(2)	A portion of the amounts in the Aggregate Balance at Last Fiscal Year-End column were reported in the Summary Compensation Table of previous years in the Salary column (in the case of executive contributions) or in the All Other Compensation column (in the case of registrant contributions).

Change in Control Agreements

We have entered into change in control agreements (the “Agreements”) with our executive officers. Each of the Agreements is for a term ending July 19, 2011, provided that on that date and each anniversary thereafter, the term of the Agreements will be automatically extended by one year unless either party gives 90 days prior written notice that the term of an agreement shall not be so extended. If a “Change in Control” (as defined in the Agreements and described below) occurs during the term of Agreements, the Agreements will continue in effect until two years after the Change in Control.

If an executive officer’s employment is terminated within two years after a Change in Control either by us without “Cause” (as defined in the Agreements and described below) or by the executive officer for “Good Reason” (as defined in the Agreements and described below), the executive officer will be entitled to receive his or her full base salary through the date of termination and any benefits or awards (both cash and stock) that have been earned or are payable through the date of termination plus (i) a lump sum payment equal to two years’ base salary (one year in the case of Mr. Jenkins) and (ii) an amount equal to two times (one times in the case of Mr. Jenkins) the average cash bonuses paid to the executive officer during the previous three years. In addition, the executive officer would be entitled to the continuation of health and insurance benefits for certain periods and all outstanding unvested stock options would immediately become fully vested. In the event that the payments made to an executive officer would be deemed to be a “parachute payment” under the Internal Revenue Code of 1986, an executive officer may choose to accept payment of a reduced amount that would not be deemed to be a “parachute payment.”

If an executive officer’s employment is terminated within two years after a Change in Control either by us for Cause or as a result of the executive officer’s disability or death, the executive officer will be entitled to receive his or her full base salary through the date of termination plus any benefits or awards (both cash and stock) that have been earned or are payable through the date of termination.

For purposes of the Agreements, a “Change in Control” includes (i) any merger or consolidation transaction in which we are not the surviving corporation, unless our shareholders immediately before such transaction have the same proportionate ownership of common stock of the surviving corporation in the transaction, (ii) the acquisition by any person of 30 percent or more of our total combined voting power, (iii) the liquidation or the sale or other transfer of substantially all of our assets, and (iv) a change in the composition of the Board of Directors during any two-year period such that the directors in office at the beginning of the period and/or their successors who were elected by or on the recommendation of two-thirds of the directors in office at the beginning of the period do not constitute at least a majority of the Board of Directors. For purposes of the Agreements, “Good Reason” includes (i) an adverse change in the executive officer’s status, title, position(s) or responsibilities or the assignment to the executive of duties or responsibilities which are inconsistent with the executive officer’s status, title or position, (ii) a reduction in the executive officer’s base salary or the failure to pay compensation otherwise due to the executive officer, (iii) a requirement that the executive officer be based anywhere other than within 10 miles of his or her job location before the Change in Control, (iv) our failure to continue any compensation or employee benefit plan or program in effect before the Change in Control or any act or omission that would adversely affect the executive officer’s continued participation in any such plan or program or materially reduce the benefits under such plan or program, and (v) our failure to require any of our successor to assume our obligations under the Agreements within 30 days after a Change in Control. For purposes of the Agreements, “Cause” means the willful and continued failure to satisfactorily perform the duties assigned to the executive officer within a certain period after notice of such failure is given and commission of certain illegal conduct.

The amount of compensation payable to each named executive officer in each situation under a change in control is listed in the tables below. The amounts shown assume that a change in control occurred and that the employment of each executive was terminated effective as of December 31, 2009.

Executive Benefits and Payments Upon Termination	Termination Without Cause or Voluntary Termination for Good Reason		Termination For Cause, Disability or Death
Mr. Dunham(1)
Base Salary	$1,677,000		$—
Bonus	1,255,976		—
Health and Insurance Benefits	62,771		—
Earned Vacation	53,750		53,750

Mr. Stokes
Base Salary	$565,000		$—
Bonus	317,375		—
Health and Insurance Benefits	25,185		—
Earned Vacation	26,077		26,077

Mr. Mahoney
Base Salary	$486,500		$—
Bonus	246,252		—
Health and Insurance Benefits	32,372		—
Earned Vacation	23,389		23,389

Ms. Welty
Base Salary	$480,500		$—
Bonus	62,250	(2)	—
Health and Insurance Benefits	23,267		—
Earned Vacation	23,101		23,101

Mr. Jenkins
Base Salary	$246,000		$—
Bonus	76,604		—
Health and Insurance Benefits	12,364		—
Earned Vacation	6,308		6,308

(1)	Mr. Dunham resigned as President and a member of our Board of Directors effective October 5, 2010.

(2)	Because Ms. Welty joined us in November 2007, this amount is based on the average cash bonuses paid during the previous two years, instead of three years.

Director Compensation

Members of the Board of Directors who are also our employees do not receive additional compensation for serving as directors. Each nonemployee director receives a $24,000 annual retainer, $1,250 for each Board meeting attended and $500 for each meeting of a committee of the Board attended. The Audit Committee Chairperson receives an additional annual retainer of $7,500, and the Compensation Committee Chairperson and Nominating and Governance Committee Chairperson receive an additional annual retainer of $5,000 and $5,000, respectively. In addition, in 2009 each nonemployee director received an award of $45,000 which was paid in cash, in an equivalent number of shares of Northwest Pipe Company Common Stock, or in a combination thereof, as specified by each director. Our members of the Board of Directors are also reimbursed for travel expenses incurred in attending board meetings.

Director Compensation Table. The following table reflects compensation earned by the directors for the year ended December 31, 2009, with the exception of Mr. Dunham, whose compensation is included in the Summary of Cash and Certain Other Compensation table above.

Name(1)	Fees Earned or Paid in Cash	Stock Awards(2)	All Other Compensation(3)	Total
William R. Tagmyer	$—	$—	$169,784	$169,784
Richard A. Roman(4)	95,000	—	—	95,000
Michael C. Franson	76,000	—	—	76,000
Wayne B. Kingsley	97,000	—	—	97,000
Keith R Larson	63,002	26,998	—	90,000

(1)	As of December 31, 2009, each director had the following number of options outstanding: Mr. Franson – 2,000; Mr. Kingsley – 12,000; Mr. Larson – 0; Mr. Roman – 15,000; Mr. Tagmyer – 0.

(2)	On September 21, 2009, shares of common stock were granted to Mr. Larson, pursuant to our 2007 Stock Incentive Plan. The amount included in this column represent the amount recognized by us in 2009 for financial statement reporting purposes for the fair value of common stock awarded to Mr. Larson. These amounts do not correspond to the actual value that will be recognized by Mr. Larson. For information on the valuation assumptions with respect to grants made in 2009, refer to the note on Share-Based Compensation Plans included in consolidated financial statements.

(3)	Amount includes $150,000 base salary, amounts contributed to Mr. Tagmyer’s qualified 401(k) defined contribution plan and amounts paid by us for his automobile allowance.

(4)	Mr. Roman is serving as our CEO, effective as of March 29, 2010, and President since October 5, 2010. Mr. Roman has been a member of our Board of Directors and Audit Committee since 2003, our Compensation Committee since 2005 and the Board’s Lead Director since November 2008. In connection with his appointment as CEO, Mr. Roman resigned his positions as Lead Director and as a member of the Board’s Audit and Compensation Committees.

Employment Agreements

Employment Agreement with Richard A. Roman. We entered into an Employment Agreement (the “Roman Employment Agreement”) with Mr. Roman effective March 29, 2010. The Roman Employment Agreement provides for an annual base salary of $450,000 and eligibility to participate in our cash and stock incentive plans and all other employee benefit plans available to our employees. The Roman Employment Agreement has a two-year term. Mr. Roman has been granted an option to purchase 24,000 shares of common stock at an exercise price equal to $24.15, the fair market value of the common stock on the date of grant. The stock option was fully vested on the date of grant. If Mr. Roman’s employment is terminated for Cause (as defined in the Roman Employment Agreement), or if Mr. Roman terminates his employment without Good Reason (as defined in the Roman Employment Agreement), or in the event of Mr. Roman’s death or disability, we will pay Mr. Roman’s base salary through the date of termination. If Mr. Roman’s employment is terminated without Cause or if Mr. Roman terminates his employment with us for Good Reason, we will continue to pay Mr. Roman’s base salary for the remaining term of the Roman Employment Agreement. The Roman Employment Agreement contains certain noncompetition provisions that apply to Mr. Roman’s activities during the term of the Roman Employment Agreement and for a period of one year after the later of the date of termination of the Roman Employment Agreement or the date the last payment is made under the Roman Employment Agreement.

Employment Agreement with William R. Tagmyer. We entered into an Amended and Restated Employment Agreement (the “Tagmyer Employment Agreement”) with Mr. Tagmyer effective December 31, 2008. The Tagmyer Employment Agreement is for a term ending on December 31, 2010, unless terminated earlier by the parties. The Tagmyer Employment Agreement provides that through 2010, Mr. Tagmyer will receive a base salary of $150,000 per year. If the Tagmyer Employment Agreement is terminated by Mr. Tagmyer or by us for Cause (as defined in the Tagmyer Employment Agreement), Mr. Tagmyer would be paid all compensation and expenses to which he is entitled through the date of termination of the Tagmyer Employment Agreement. If the Tagmyer Employment Agreement is terminated by us for any reason other than for Cause or as a result of Mr. Tagmyer’s death, Mr. Tagmyer would be entitled to receive all of the remaining payments that he would have been entitled to receive under the Tagmyer Employment Agreement if it had not been terminated. If the Tagmyer Employment Agreement is terminated as a result of Mr. Tagmyer’s death, Mr. Tagmyer’s beneficiary or estate would be entitled to receive fifty percent of the remaining payments under the Tagmyer Employment Agreement to which Mr. Tagmyer would have been entitled had he survived. The Tagmyer Employment Agreement contains certain noncompetition provisions that apply to Mr. Tagmyer’s activities during the term of the Tagmyer Employment Agreement and for a period of one year after the later of the date of termination of the Tagmyer Employment Agreement or the date the last payment is made under the Tagmyer Employment Agreement.

Separation Agreement

We entered into a Separation Agreement and Release (the “Separation Agreement”) with Brian W. Dunham on October 5, 2010. Pursuant to the terms of the Separation Agreement, the Company will pay Mr. Dunham an amount equal to his base salary of $570,000 over the twelve months ending October 5, 2011, and Mr. Dunham will be available to consult with the Company during that period. The Company will also pay the premiums for continuation of Mr. Dunham’s health insurance coverage during that period. The Separation Agreement also includes provisions relating to, among other things, a release of claims against the Company, confidentiality and cooperation.

Compensation Committee Interlocks and Insider Participation

Messrs. Franson, Larson and Roman, all of whom were independent directors, served on the Compensation Committee in 2009. Mr. Roman resigned his position as Lead Director and as a member of the Board’s Audit and Compensation Committees effective March 29, 2010, upon his appointment as the Company’s Chief Executive Officer.

Equity Compensation Plan Information

The following table provides information as of December 31, 2009, with respect to the shares of the Company’s Common Stock that may be issued under the Company’s existing equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)(3)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders(1)	340,590	$15.26	439,049
Equity compensation plans not approved by security holders(2)	—	—	—
Total	340,590	$15.26	439,049

(1)	Consists of the Company’s 2007 Stock Incentive Plan, 1995 Stock Incentive Plan and the 1995 Stock Option Plan for Nonemployee Directors.

(2)	The Company does not have any equity compensation plans or arrangements that have not been approved by shareholders.

(3)	The weighted-average exercise price set forth in this column is calculated excluding outstanding RSUs and performance stock awards, since recipients are not required to pay an exercise price to receive the shares subject to these awards.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee has recommended to the full Board of Directors that the Compensation Discussion and Analysis be included in the proxy statement for filing with the U.S. Securities and Exchange Commission.

COMPENSATION COMMITTEE

Michael C. Franson

Keith R. Larson

Richard A. Roman (until March 29, 2010)

James E. Declusin (since August 26, 2010)

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Since January 1, 2009, there has not been any transaction or series of transactions to which we were or are to be a party in which the amount involved exceeds $120,000 and in which any director, executive officer or holder of more than 5% of our common stock, or members of any such person’s immediate family, had or will have a direct or indirect material interest, other than the Separation Agreement and Release entered into by the Company and Brian W. Dunham on October 5, 2010, and compensation arrangements with the Company’s executive officers and directors, all on terms described under “Executive Compensation” above. The Audit Committee is responsible for the review and approval of all related party transactions. Although the Audit Committee does not have written policies and procedures with respect to the review of related party transactions, we intend that any such transactions will be reviewed by the Audit Committee and will be on terms no less favorable to us than could be obtained from unaffiliated third parties.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended requires the Company’s directors and executive officers and persons who own more than ten percent of a registered class of the Company’s equity securities, to file initial reports of ownership and reports of changes in ownership of shares with the SEC. Such persons also are required to furnish the Company with copies of all Section 16(a) reports they file.

Based solely on its review of the copies of such reports received by us with respect to 2009, or written representations from certain reporting persons, we believe that all filing requirements applicable to our directors, officers and persons who own more than ten percent of a registered class of the Company’s equity securities have been complied with for 2009 except that Mr. Larson failed to report one grant of stock on a timely basis on a Form 4 that was subsequently filed.

STOCK OWNED BY MANAGEMENT AND PRINCIPAL SHAREHOLDERS

The table below sets forth certain information, as of November 12, 2010, regarding the beneficial ownership of the Common Stock by: (i) each person known by the Company to be the beneficial owner of 5% or more of its outstanding Common Stock, (ii) each of the named executive officers, (iii) each of the Company’s directors and director nominees, and (iv) all directors, director nominees and executive officers as a group. The address of each of the named executive officers and directors is c/o Northwest Pipe Company, 5721 SE Columbia Way, Suite 200, Vancouver, Washington, 98661.

	Shares Beneficially Owned(1)
Name of Beneficial Owner	Shares	Percent
Invesco Ltd(2)	1,060,877	11.4%
1555 Peachtree Street NE
Atlanta, GA 30309
Eagle Asset Management, Inc.(3)	1,038,419	11.2%
880 Carillon Parkway
St. Petersburg, FL 33716
Dimensional Fund Advisors LP(4)	691,024	7.4%
Palisades West, Building One
6300 Bee Cave Road
Austin, TX 78746
Wentworth, Hauser & Violich, Inc.(5)	503,233	5.4%
301 Battery Street, Suite 400
San Francisco, CA 94111
Brian W. Dunham	201,101	2.2%
William R. Tagmyer	29,250	*
Richard A. Roman	39,000	*
James E. Declusin	—	*
Gary A. Stokes	35,993	*
Robert L. Mahoney	23,794	*
Stephanie J. Welty	1,663	*
Michael C. Franson	11,565	*
Winsor J.E. Jenkins	1,044	*
Wayne B. Kingsley	31,858	*
Keith R. Larson	1,275	*
All directors and executive officers as a group (13 persons)	378,443	4.0%

(*)	Represents beneficial ownership of less than one percent of the outstanding Common Stock.

(1)	Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting power and investment power with respect to shares. Shares issuable upon the exercise of outstanding stock options that are currently exercisable or become exercisable within 60 days from November 12, 2010 are considered outstanding for the purpose of calculating each person’s percentage of Common Stock owned, but not for the purpose of calculating the percentage of Common Stock owned by any other person. The number of stock options that are exercisable within 60 days of November 12, 2010 is as follows: Mr. Declusin – 0; Mr. Dunham – 51,369; Mr. Franson – 2,000; Mr. Jenkins – 0; Mr. Kingsley – 12,000; Mr. Larson – 0; Mr. Mahoney – 12,272; Mr. Roman – 39,000; Mr. Stokes – 18,164; Mr. Tagmyer – 0; Ms. Welty – 0; and all directors and executive officers as a group – 134,821.

(2)	The information as to beneficial ownership is based on a Schedule 13G/A filed with the SEC by Invesco Ltd. on February 10, 2010, reflecting its beneficial ownership of Common Stock as of December 31, 2009. The Schedule 13G/A states that Invesco Ltd. has sole voting and dispositive power with respect to 1,020,312 and 1,060,877 shares of Common Stock, respectively.

(3)	The information as to beneficial ownership is based on a Schedule 13G filed with the SEC by Eagle Asset Management, Inc. on January 25, 2010, reflecting its beneficial ownership of Common Stock as of December 31, 2009. The Schedule 13G states that Eagle Asset Management, Inc. has sole voting and dispositive power with respect to 1,038,419 shares of Common Stock.

(4)	The information as to beneficial ownership is based on a Schedule 13G filed with the SEC by Dimensional Fund Advisors LP on February 10, 2010, reflecting its beneficial ownership of Common Stock as of December 31, 2009. The Schedule 13G states Dimensional Fund Advisors LP beneficially owns 691,024 shares of Common Stock, including 679,247 shares as to which it has sole voting power and 691,024 shares as to which it has sole dispositive power.

(5)	The information as to beneficial ownership is based on a Schedule 13G/A filed with the SEC by Wentworth, Hauser & Violich, Inc. on February 16, 2010, reflecting its beneficial ownership of Common Stock as of December 31, 2009. The Schedule 13G/A states that Wentworth, Hauser & Violich, Inc. has sole voting and dispositive power with respect to 181,538 and 503,233 shares of Common Stock, respectively.

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte & Touche LLP has been selected by the Audit Committee to serve as the Company’s independent registered public accounting firm for 2010. Deloitte & Touche LLP served as the Company’s independent registered public accountants for the year ended December 31, 2009. Although the Company is not required to seek shareholder approval of this appointment, the Board of Directors believes it to be sound corporate governance to do so. If the appointment is not ratified, the Audit Committee will investigate the reasons for shareholder rejection and will reconsider the appointment for future periods. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Fees for services billed or expected to be billed by the Company’s principal accountant, Deloitte & Touche LLP, for the years ended December 31, 2009 and 2008 were as follows:

	2009	2008
Audit fees(1)	$2,069,296	$468,750
Audit-related fees(2)	30,000	25,000
Tax and All Other Fees	—	—

Total fees	$2,099,296	$493,750

(1)	Audit fees include fees for audits of the annual financial statements, including required quarterly reviews, and the audit of the Company’s internal control over financial reporting, and fees to date of approximately $1.6 million for investigation of certain accounting matters discussed in Note 2 of the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

(2)	Audit-related fees include fees billed for audits of the Company’s employee benefit plans’ 2008 financial statements, and fees estimated for audits of the Company’s employee benefit plans’ 2009 financial statements.

To help assure independence of the independent auditors, the Audit Committee has established a policy whereby all services of the principal accountant or other firms must be approved in advance by the Audit Committee; provided, however, that de minimis services may instead be approved by the Chief Executive Officer or the Chief Financial Officer. One hundred percent of the fees shown in the principal accountant fees schedule for 2009 and 2008 were approved by the Audit Committee.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR” THE RATIFICATION OF THE AUDIT COMMITTEE’S APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2010. PROXIES SOLICITED BY THE BOARD WILL BE VOTED FOR RATIFICATION OF SUCH APPOINTMENT UNLESS A VOTE AGAINST THE PROPOSAL OR ABSTENTION IS SPECIFICALLY INDICATED.

DATE FOR SUBMISSION OF SHAREHOLDER PROPOSALS

The Company expects that its 2011 annual meeting of shareholders will be held in June 2011, consistent with prior annual meetings but more than 30 days from the anniversary date of the 2010 Annual Meeting. Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, some shareholder proposals may be eligible for inclusion in the Company’s 2011 proxy statement. Any such proposal must be received by the Company not later than March 1, 2011, which the Company believes is a reasonable time before it will begin to print and send its proxy materials. Shareholders interested in submitting such a proposal are advised to contact knowledgeable counsel with regard to the detailed requirements of the applicable securities law. The submission of a shareholder proposal does not guarantee that it will be included in the Company’s proxy statement. Alternatively, under the Company’s bylaws, a proposal or nomination that a shareholder does not seek to include in the Company’s proxy statement pursuant to Rule 14a-8 may be delivered to the Secretary of the Company not less than 60 days nor more than 90 days prior to the date of an annual meeting, unless notice or public disclosure of the date of the meeting occurs less than 60 days prior to the date of such meeting, in which event, shareholders may deliver such notice not later than the 10th day following the day on which notice of the date of the meeting was mailed or public disclosure thereof was made. A shareholder’s submission must include certain specified information concerning the proposal or nominee, as the case may be, and information as to the shareholder’s ownership of common stock of the Company. Proposals or nominations not meeting these requirements will not be entertained at the annual meeting. If the shareholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Securities Exchange Act of 1934, the Company may exercise discretionary voting authority under proxies it solicits to vote in accordance with its best judgment on any such proposal or nomination submitted by a shareholder.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors does not know of any other matters to be presented for action by the shareholders at the 2010 Annual Meeting. If, however, any other matters not now known are properly brought before the meeting, the persons named in the accompanying proxy will vote such proxy in accordance with the determination of a majority of the Board of Directors.

COST OF SOLICITATION

The cost of soliciting proxies will be borne by the Company. In addition to use of the mail, proxies may be solicited personally or by telephone by directors, officers and employees of the Company, who will not be specially compensated for such activities. Such solicitations may be made personally, or by mail, facsimile, telephone, telegraph or messenger. The Company will also request persons, firms and companies holding shares in their names or in the name of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners. The Company will reimburse such persons for their reasonable expenses incurred in that connection.

ADDITIONAL INFORMATION

A copy of the Company’s Annual Report to Shareholders (including Form 10-K) for the year ended December 31, 2009 accompanies this Proxy Statement. The Company will provide, without charge, on the written request of any beneficial owner of shares of the Company’s Common Stock entitled to vote at the Annual Meeting, additional copies of the Company’s Annual Report. Written requests should be mailed to the Corporate Secretary, Northwest Pipe Company, 5721 SE Columbia Way, Suite 200, Vancouver, Washington, 98661.

By Order of the Board of Directors,

/s/ Richard A. Roman

Richard A. Roman

President and Chief Executive Officer

Vancouver, Washington

November 15, 2010

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the annual meeting day.

NORTHWEST PIPE COMPANY

INTERNET

http://www.proxyvoting.com/nwpx

Use the Internet to vote your proxy.

Have your proxy card in hand when you access the web site.

OR

TELEPHONE

1-866-540-5760

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

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FOLD AND DETACH HERE

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE NOMINEES NAMED IN PROPOSAL 1 AND FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP UNDER PROPOSAL 2.

Please mark your votes as indicated in this example

1. ELECTION OF DIRECTORS

FOR ALL

WITHHOLD FOR ALL

*EXCEPTIONS

Nominees:

01 Wayne B. Kingsley for a one year term, expiring in 2011

02 Keith R. Larson for a two year term, expiring in 2012

03 James E. Declusin for a three year term, expiring in 2013

04 Michael C. Franson for a three year term, expiring in 2013

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE NOMINEES NAMED ABOVE.

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the

“Exceptions” box above and write that nominee’s name in the space provided below.)

*Exceptions

FOR AGAINST ABSTAIN

2. Ratification of appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2010.

3. Upon such other matters as may properly come before, or incident to the conduct of the Annual Meeting, the Proxy holders shall vote in such manner as they determine to be in the best interests of the Company. The Company is not presently aware of any such matters to be presented for action at the meeting.

Will Attend Meeting YES

Mark Here for Address Change or Comments SEE REVERSE

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature

Signature

Date

You can now access your Northwest Pipe Company account online.

Access your Northwest Pipe Company account online via Investor ServiceDirect® (ISD).

BNY Mellon Shareowner Services, the transfer agent for Northwest Pipe Company, now makes it easy and convenient to get current information on your shareholder account.

View account status

View payment history for dividends

View certificate history

Make address changes

View book-entry information

Obtain a duplicate 1099 tax form

Visit us on the web at http://www.bnymellon.com/shareowner/equityaccess

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The Proxy Statement and the 2009 Annual Report to Shareholders are available at: www.nwpipe.com/proxy

FOLD AND DETACH HERE

NORTHWEST PIPE COMPANY

Proxy for Annual Meeting of Shareholders to be Held on December 22, 2010

The undersigned hereby names, constitutes and appoints William R. Tagmyer and Richard A. Roman, or each of them acting in absence of the other, with full power of substitution, my true and lawful attorneys and Proxies for me and in my place and stead to attend the Annual Meeting of the Shareholders of Northwest Pipe Company (the “Company”) to be held at 9:00 a.m. local time in Portland, Oregon on Wednesday, December 22, 2010 at the Heathman Hotel, 1001 SW Broadway, Portland, OR 97205 and at any adjournments or postponements thereof, and to vote all the shares of Common Stock held of record in the name of the undersigned on November 12, 2010, with all the powers that the undersigned would possess if he or she were personally present.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY. IF NO SPECIFIC DIRECTION IS GIVEN AS TO ANY OF THE ITEMS ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED FOR THE NOMINEES NAMED IN PROPOSAL 1, FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2010, AND IN ACCORDANCE WITH THE RECOMMENDATION OF A MAJORITY OF THE BOARD OF DIRECTORS AS TO OTHER MATTERS. THE UNDERSIGNED SHAREHOLDER HEREBY ACKNOWLEDGES RECEIPT OF THE COMPANY’S PROXY STATEMENT AND HEREBY REVOKES ANY OTHER PROXY OR PROXIES PREVIOUSLY GIVEN.

Address Change/Comments

(Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES

P.O. BOX 3550

SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)

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